Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Autonomix Medical, Inc. for the registration of shares associated with the Autonomix Medical, Inc. 2023 Stock Plan, as amended, of our report dated May 31, 2024, with respect to the financial statements of Autonomix Medical, Inc. included in the Annual Report on Form 10-K for the year ended March 31, 2024. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about Autonomix Medical, Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements.

/s/ FORVIS, LLP

Atlanta, Georgia
May 31, 2024